UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) July 26, 2006

VIKING SYSTEMS, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

000-49636	86-0913802
(Commission File Number)	(IRS Employer Identification No.)

4350 La Jolla Village Drive, Suite 900 San Diego CA	92121
(Address of Principal Executive Offices)	(Zip Code)

858-431-4010
(Registrant’s Telephone Number, Including Area Code)

7514 Girard Ave., Ste. 1509, LaJolla, CA 92037
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 Regulation FD Disclosure.

During 2005, Viking issued Convertible Promissory Notes (“Notes”) to certain accredited investors. Each of these investors was also issued a warrant to purchase shares of Viking common stock. In May 2006, each of the Note holders converted their Notes into shares of Viking common stock. In April 2006, Viking agreed to file, prior to June 21, 2006, a registration statement covering the shares of common stock issued upon the conversion of the Notes and shares of common stock underlying the warrants of these former Note holders. As a result of the required terms of the recently completed Series B Preferred Stock transaction, we were unable to file a registration statement covering the securities of the Former Note holders by June 21, 2006. We anticipate that a registration statement covering the Registrable Securities of these investors Converted Shareholders will be filed during the third or fourth quarter of 2006.

On July 26, 2006, we received a letter from St. Cloud Capital Partners, LP, one of the Note purchasers whose shares had been converted into common stock. Such letter claimed that because we did not file in a timely manner a registration statement covering their shares, its conversion was null and void and its previous loan amount, $1,500,000 was immediately due and payable and would accrue interest until paid at the rate of 15% per cent per annum.

Although we acknowledge that we have not yet filed a registration statement for the previous Note holders, we disagree that the conversion of any Note can be rescinded. We do not believe that any former Note holder has suffered any damages as a result of the delay in our filing a registration statement for their securities. We are working to resolve this matter in the near future and believe that there will be no material adverse effect on Viking or its financial position in connection with this issue.

Item 8.01 Other Events.

See Item 7.01 above.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: July 31, 2006	VIKING SYSTEMS, INC.

By: /s/ Donald Tucker
Chief Executive Officer